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                                                                     Exhibit 5.1



                                October 11, 2001


Frontstep, Inc.
2800 Corporate Exchange Drive
Columbus, OH 43231

          Re: FRONTSTEP, INC. REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-3 proposed to be filed by Frontstep, Inc., an Ohio corporation (the "Company"), with the Securities and Exchange Commission on or about October 11, 2001 (as such may be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities
Act") of up to 687,500 common shares, no par value, of the Company (the "Common Shares"). The Common Shares are to be issued by the Company upon the exercise of a stock purchase warrant held by the selling shareholder as described in the Registration Statement (the "Warrant"). We understand that the Common Shares are being registered on Form S-3 for resale by the selling shareholder as described in the Registration Statement.

          In connection with rendering this opinion, we have examined, among other things, the Amended Articles of Incorporation and Amended Regulations of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed to be material; the Registration Statement and the prospectus contained therein (the "Prospectus"); and such other certificates, records and documents as we have considered necessary in order to express the opinion hereinafter set forth.

          In our examination, we have assumed that (i) all applicable state securities laws will have been complied with in connection with the Warrant exercise; (ii) at each time of issuance of the Common Shares upon the exercise of the Warrant, the Company will have sufficient authorized and unissued Common Shares available for issuance; (iii) the Warrant will be exercised in accordance with the applicable warrant agreement; and (iv) the Common Shares issuable upon exercise of the Warrant will, upon issuance, be evidenced by appropriate certificates properly executed and delivered. As to any facts material to the opinions expressed herein which were not independently established or verified by us, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

          Based upon the foregoing, and assuming compliance with applicable state securities laws, we are of the opinion that the Common Shares issuable upon exercise of the Warrant, when issued to the holder of the Warrant upon the exercise thereof in accordance with the related warrant agreement (including the payment of the exercise price specified therein), will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and the Prospectus forming a part thereof. This opinion is to be used only in connection with the issuance of the Common Shares while the Registration Statement is in effect. In giving this consent, we do not admit thereby that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.



                              Very truly yours,





                              /s/ VORYS, SATER, SEYMOUR AND PEASE LLP